Exhibit 8.1

List of significant subsidiaries of ReNew Global Energy Plc as of March 31, 2023

S. No	Subsidiary Name	Jurisdiction of incorporation
1	ReNew Power Private Limited	India
2	ReNew Solar Power Private Limited	India
3	Renew Services Private Limited	India
4	ReNew Jal Urja Private Limited	India
5	ReNew Surya Ravi Private Limited	India
6	ReNew Solar Energy (Jharkhand Three) Private Limited	India
7	ReNew Wind Energy (AP2) Private Limited	India
8	Renew Solar Urja Private Limited	India
9	ReNew Solar Energy (Jharkhand One) Private Limited	India
10	Renew Sun Bright Private Limited	India
11	ReNew Akshay Urja Limited	India
12	Renew Sun Waves Private Limited	India
13	Ostro Anantapur Private Limited	India
14	ReNew Vayu Urja Private Limited	India
15	ReNew Wind Energy (TN 2) Private Limited	India
16	Ostro Energy Private Limited	India
17	ReNew Wind Energy (Varekarwadi) Private Limited	India
18	Pugalur Renewable Private Limited	India
19	Ostro Dakshin Power Private Limited	India
20	ReNew Wind Energy (Rajasthan) Private Limited	India
21	Ostro Kutch Wind Private Limited	India
22	Koppal- Narendra Transmission Limited	India
23	ReNew Saur Shakti Private Limited	India
24	ReNew Wind Energy (Rajasthan 3) Private Limited	India
25	Regent Climate Connect Knowledge Solutions Private Limited	India
26	ReNew Power Services Private Limited	India
27	Ostro Urja Wind Private Limited	India
28	ReNew Solar Energy (Karnataka Two) Private Limited	India
29	Zemira Renewable Energy Limited	India